UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 7, 2009

Marlin Business Services Corp.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-50448	38-3686388
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Fellowship Road, Mount Laurel, NJ	08054
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (888) 479-9111

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

The Registrant issued a press release on May 7, 2009, announcing its results of operations for the first quarter ended March 31, 2009. A copy of the press release is being furnished as Exhibit 99.1 to this report.

The information in this Current Report, including the Exhibit hereto, is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document filed with the Securities and Exchange Commission.

Item 2.05. Costs Associated with Exit or Disposal Activities.

The current limitation on asset growth at Marlin Business Bank has led to lower lease originations and an overall decline in the Registrant's portfolio size, which has required the Registrant to further proactively lower expenses in the second quarter of 2009, including reducing its workforce on May 7, 2009 and closing its satellite sales office in Denver. A total of approximately 53 employees company-wide were affected as a result of this staff reduction. The Registrant expects to incur pretax severance costs in the quarter ended June 30, 2009 of approximately $700,000 related to this staff reduction. The total annualized pretax salary cost savings that are expected to result from this reduction are estimated to be approximately $2.8 million. Although the Registrant believes that its estimates are appropriate and reasonable based on available information, actual results could differ from these estimates.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits.

99.1   Press Release issued by Marlin Business Services Corp. on May 7, 2009.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marlin Business Services Corp.
Date: May 7, 2009	/s/ DANIEL P. DYER Daniel P. Dyer Chief Executive Officer

INDEX TO EXHIBITS

99.1   Press Release issued by Marlin Business Services Corp. on May 7, 2009.